EXHIBIT 4

                      FOURTH AMENDMENT TO CREDIT AGREEMENT


     This Fourth Amendment to Credit Agreement (the "Amendment") is made as of this 27th day of April, 2001 by and among AMERICAN MEDICAL SECURITY GROUP, INC. (the "Borrower"), the Lenders named in the Credit Agreement (the "Lenders") and LASALLE BANK NATIONAL ASSOCIATION, as Agent and Swing Line Lender (the "Agent").

                                   WITNESSETH

     WHEREAS, the Borrower, the Agent and the Lenders are parties to that certain Credit Agreement, dated as of March 24, 2000, as amended pursuant to that certain First Amendment to Credit Agreement, dated as of July 18, 2000, as further amended pursuant to that certain Second Amendment to Credit Agreement, dated as of November 10, 2000, and as further amended pursuant to that certain Third Amendment to Credit Agreement, dated as of January 29, 2001 (collectively, the "Credit Agreement); and

     WHEREAS, the parties desire to further amend the Credit Agreement, as more fully set forth herein.

     NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the adequacy of which is hereby acknowledged, and subject to the terms and conditions hereof, the parties hereto agree as follows:

SECTION 1. DEFINITIONS. Unless otherwise defined herein, all capitalized terms shall have the meaning given to them in the Credit Agreement.

SECTION 2. WAIVER OF CERTAIN COVENANT DEFAULTS. As of March 31, 2001, AMS has failed to comply with Section 6.19.1 of the Credit Agreement. Such failure, unless waived, would constitute an Event of Default under Section 7.3 of the Credit Agreement. Subject to the terms hereof, the Agent and the Lenders hereby waive compliance with Section 6.19.1 of the Credit Agreement, as of March 31, 2001, and agree, as of such date, that AMS may permit its Fixed Charge Coverage Ratio to be less than 2.50:1.

     As of March 31, 2001, AMS has failed to comply with Section 6.19.2 of the Credit Agreement. Such failure, unless waived, would constitute an Event of Default under Section 7.3 of the Credit Agreement. Subject to the terms hereof, the Agent and the Lenders hereby waive compliance with Section 6.19.2 of the Credit Agreement, as of March 31, 2001, and agree, as of such date, that AMS may permit its Interest Coverage Ratio to be less than 5.50:1.

     Except as expressly set forth herein, the above-referenced waivers are not intended to be and shall not be construed as a waiver or amendment of any of the terms and provisions of the Credit Agreement, which terms and provisions remain in full force and effect. Furthermore, such waivers shall not constitute a future waiver of compliance with any financial covenants or other provisions under the Credit Agreement.


SECTION 3. AMENDMENTS TO CREDIT AGREEMENT.

     3.1 The definition of "Applicable Margin" in Article I of the Credit Agreement is hereby deleted in its entirety and amended by inserting the following in its stead:

          "Applicable Margin" means, with respect to Eurodollar Advances at any time, 2.50% per annum (unless a Default or an Unmatured Default has occurred that is continuing).

          Notwithstanding anything to the contrary contained herein, if as of September 30, 2001 First Union National Bank, National Association is a Lender under the Credit Agreement, then all Loans which are Eurodollar Loans shall accrue interest at the Eurodollar Rate with an Applicable Margin of 3.00% per annum (unless a Default or an Unmatured Default has occurred that is continuing) effective as of the next Interest Period following September 30, 2001 if the then existing Interest Period does not end on September 30, 2001; PROVIDEDHOWEVER, that in the event that (A) the Applicable Margin is increased to 3.00% per annum as of September 30, 2001 and (B) Borrower makes an additional commitment reduction of $5,000,000 on or before July 15, 2002 (the "Additional Commitment Reduction") in addition to the scheduled mandatory commitment reductions set forth in Section 2.8 of the Credit Agreement, then all Loans which are Eurodollar Loans shall accrue interest at the Eurodollar Rate with an Applicable Margin of 2.50% per annum (unless a Default or an Unmatured Default has occurred that is continuing) effective as of the next Interest Period following receipt of such Additional Commitment Reduction; providedfurther, that in the event that Borrower fails to make the Additional Commitment Reduction, then all Loans which are Eurodollar Loans shall accrue interest at the Eurodollar Rate with an Applicable Margin of 3.25% per annum (unless a Default or an Unmatured Default has occurred that is continuing) effective as of the next Interest Period following July 15, 2002 if the then existing Interest Period does not end on July 15, 2002."

     3.2 Section 2.8(a) of the Credit Agreement is hereby deleted in its entirety and amended by inserting the following in its stead:

          "2.8.MANDATORY COMMITMENT REDUCTIONS. (a) The Aggregate Commitment shall be automatically and permanently reduced to the following amounts on the following dates:

                           DATE             AVAILABILITY REDUCTION              AGGREGATE COMMITMENT
                  November 10, 2000         $ 5,000,000                         $40,000,000
                  April 27, 2001            $ 4,842,228                         $35,157,772
                  February 15, 2002         $ 5,000,000                         $30,157,772
                  February 15, 2003         $10,000,000                         $20,157,772
                  February 15, 2004         $10,000,000                         $10,157,772
                  February 15, 2005         $10,157,772                         $         0

          PROVIDED, HOWEVER, that in the event that Borrower makes the Additional Commitment Reduction of $5,000,000 on or before July 15, 2002, then the Aggregate Commitment shall be automatically and permanently reduced as follows:

                  DATE                      AVAILABILITY REDUCTION              AGGREGATE COMMITMENT
                  April 27, 2001            $ 4,842,228                         $35,157,772
                  February 15, 2002         $ 5,000,000                         $30,157,772
                  Date of Additional
                  Commitment Reduction      $ 5,000,000                         $25,157,772
                  February 15, 2003         $10,000,000                         $15,157,772
                  February 15, 2004         $10,000,000                         $ 5,157,772
                  February 15, 2005         $5,157,772                          $   0"

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

     3.2 Section 6.19.1 of the Credit Agreement is hereby deleted in its entirety and amended by inserting the following in its stead:

          "6.19.1 FIXED CHARGE COVERAGE RATIO. AMS will not permit its Fixed Charge Coverage Ratio, determined as of the end of each Fiscal Quarter for the period of four Fiscal Quarters ending on such date, to be less than (a)
     1.50 to 1.0 from  January 1, 2001 through  March 31, 2001,  (b) 1.30 to 1.0 from April 1, 2001 through June 30, 2001, (c) 1.30 to 1.0 from July 1, 2001 through September 30, 2001, (d) 1.75 to 1.0 from October 1, 2001 through December 31, 2001, (e) 3.00 to 1.0 from January 1, 2002 through December 31, 2002, and (f) 3.25 to 1.0 from January 1 through December 31 of each year thereafter; PROVIDED, HOWEVER, there shall be excluded from the calculation of EBITDA within the Fixed Charge Coverage Ratio the one-time charges relating to the pre-tax reserve strengthening in the third quarter of 2000 and the Minnesota special assessment in the third quarter of 2000 for AMS and its Subsidiaries and also the balloon payment due in the year 2004 on the loan made by M&I Marshall & Ilsley Bank that is secured by the real property of AMS and it Subsidiaries located at 3100 AMS Boulevard, Green Bay, Wisconsin 54313."

     2.3 Section 6.19.2 of the Credit Agreement is hereby deleted in its entirety and amended by inserting the following in its stead:

          "6.19.2 INTEREST COVERAGE RATIO. AMS will not permit its Interest Coverage Ratio, determined as of the end of each Fiscal Quarter for the period of four Fiscal Quarters ending on such date, to be less than (a)
     3.50 to 1.0 from  January 1, 2001 through  March 31, 2001,  (b) 3.25 to 1.0 from April 1, 2001 through June 30, 2001, (c) 3.00 to 1.0 from July 1, 2001 through September 30, 2001, (d) 4.00 to 1.0 from October 1, 2001 through December 31, 2001 and (e) 6.00 to 1.0 from January 1 through December 1 of each year thereafter; PROVIDED, HOWEVER, there shall be excluded from the calculation of EBITDA within the Interest Coverage Ratio the one-time charges relating to the pre-tax reserve strengthening in the third quarter of 2000 and the Minnesota special assessment in the third quarter of 2000 for AMS and its Subsidiaries."

     2.4 Section 6.19.5 of the Credit Agreement is hereby deleted in its entirety and amended by inserting the following in its stead:

          "6.19.5 STATUTORY CAPITAL AND SURPLUS. AMS will at all times cause UWLIC to maintain a Statutory Capital and Surplus of not less than the sum of $130,000,000, plus (b) 50% of the positive Statutory Net Income earned by UWLIC in each Fiscal Quarter ending after March 31, 2001 and on or prior to the date of determination (excluding changes in unrealized gain/loss)."

SECTION 3. CONDITIONS PRECEDENT. The effectiveness of this Amendment is expressly conditioned upon satisfaction of the following conditions precedent:


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


     3.1 The Agent and the Lenders shall have received copies of this Amendment duly executed by the Borrower.

     3.2 The Agent shall have received, for the benefit of the Agent and the Lenders, an amendment fee of $175,789 due and payable and deemed fully earned on the date hereof.

     3.3 The Agent and the Lenders shall have received such other documents, certificates and assurances as they shall reasonably request.

SECTION 4. REAFFIRMATION OF THE BORROWER. The Borrower hereby represents and warrants to the Agent and the Lenders that (i) the warranties set forth in
Article 5 of the Credit Agreement are true and correct on and as of the date hereof, except to the extent (a) that any such warranties relate to a specific date, or (b) changes thereto are a result of transactions for which the Agent and the Lenders have granted their consent; (ii) the Borrower is on the date hereof in compliance with all of the terms and provisions set forth in the Credit Agreement as hereby amended; and (iii) upon execution hereof no Event of Default has occurred and is continuing or has not previously been waived.

SECTION 5. FULL FORCE AND EFFECT. Except as herein amended, the Credit Agreement and all other Loan Documents shall remain in full force and effect.

SECTION 6. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year specified above.

                                 AMERICAN MEDICAL SECURITY GROUP, INC.


                                 By: /S/ CAROL P. SANDERS
                                 Name:    Carol P. Sanders
                                 Title: Vice President and Treasurer


                                 LASALLE BANK NATIONAL ASSOCIATION

                                 By: /S/ LINDA A. WHITTAKER
                                 Name:    Linda A. Whittaker
                                 Title:   Assistant Vice President


                                 FIRST UNION NATIONAL BANK, NATIONAL ASSOCIATION

                                 By: /S/ THOMAS L. STITCHBERRY
                                 Name:    Thomas L. Stitchberry
                                 Title:   Senior Vice President


                                 ASSOCIATED BANK GREEN BAY, NATIONAL ASSOCIATION

                                 By: /S/ DENIS F. HOGAN
                                 Name:    Denis F. Hogan
                                 Title:   Senior Vice President

     ACKNOWLEDGMENT AND AGREEMENT OF GUARANTOR

     The undersigned, AMERICAN MEDICAL SECURITY HOLDINGS, INC., hereby ratifies and reaffirms that certain Guaranty dated March 24, 2000 (the "Guaranty") made by the undersigned in favor of the Agent and the Lenders and each of the terms and provisions contained therein, and agrees that the Guaranty continues in full force and effect following the execution and delivery of the foregoing Amendment. The undersigned represents and warrants to the Agent and the Lenders that the Guaranty was, on the date of the execution and delivery thereof, and continues to be, the valid and binding obligation of the undersigned enforceable in accordance with its terms and that the undersigned has no claims or defenses to the enforcement of the rights and remedies of the Agent and the Lenders under the Guaranty.

     IN WITNESS WHEREOF, this Acknowledgment and Agreement of Guarantor has been duly authorized as of this 27th day of April, 2001.

                                 AMERICAN MEDICAL SECURITY HOLDINGS, INC.


                                 By:      /S/ CAROL P. SANDERS
                                 Name:    Carol P. Sanders
                                 Title:   Vice President and Treasurer


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